Exhibit 21.1
Subsidiaries of the Company

Western Refining, Inc. is publicly held and has no parent.

Name of Subsidiary	State of Incorporation or Organization
Western Refining Company, L.P.	Delaware
Western Refining GP, LLC	Delaware
Western Refining LP, LLC	Delaware
Ascarate Group LLC	Delaware
Giant Industries, Inc.	Delaware
Western Refining Southwest, Inc.	Arizona
Western Refining Yorktown, Inc.	Delaware
Dial Oil Co.	New Mexico
San Juan Refining Company, LLC	New Mexico
Western Refining Wholesale, Inc.	Arizona
Empire Oil Co.	California
Giant Stop-N-Go of New Mexico, Inc.	New Mexico
Ciniza Production Company	New Mexico
Western Refining Yorktown Holding Company	Delaware
Giant Four Corners, Inc.	Arizona
Navajo Convenient Stores Co., LLC	New Mexico
York River Fuels, LLC	Delaware
Western Refining TRS II, LLC	Texas
Western Refining TRS I, LLC	Texas
Western Refining Texas Retail Services, LLC	Texas

Western Refining Logistics GP, LLC	Delaware
Western Refining Logistics, LP*	Delaware
Western Refining Pipeline, LLC	New Mexico
Western Refining Terminals, LLC	Delaware

NT InterHoldco LLC	Delaware
Northern Tier GP LLC	Delaware
Northern Tier Energy LP*	Delaware
Northern Tier Energy Holdings LLC	Delaware
Northern Tier Energy LLC	Delaware
Northern Tier Oil Transport LLC	Delaware
Northern Tier Finance Corporation	Delaware
St. Paul Park Refining Co. LLC	Delaware
MPL Investments Inc.*	Delaware
Minnesota Pipeline Company LLC*	Delaware
Northern Tier Retail Holdings LLC	Delaware
Northern Tier Bakery LLC	Delaware
Northern Tier Retail LLC	Delaware
SuperAmerica Franchising LLC	Delaware

*Indicates a company that is not wholly owned directly or indirectly by Western Refining, Inc.